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                                                                   EXHIBIT 8.01


                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



May 23, 2001

Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, NC  27607-3033

Re:      Registration Statement on Form S-4
         (File No.                          )
         --------------------------------------------------------------

Ladies and Gentlemen:

We are counsel to Martin Marietta Materials, Inc., a North Carolina corporation (the "Company"), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333- ) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $250,000,000 in aggregate principal amount of 6 7/8% Notes Due 2011 (the "New Notes") offered in exchange for up to $250,000,000 in aggregate principal amount of outstanding 6 7/8% Notes Due 2011 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Old Notes"). In that connection, we have prepared the section entitled "The Exchange Offer-Federal Income Tax Consequences" contained in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Old Notes for New Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as Exhibit
8.01 to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher